                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-37789
                                                 Florida Panthers Holdings, Inc.


                   SUPPLEMENT NO. 6 DATED SEPTEMBER 13, 1999
                      TO PROSPECTUS DATED DECEMBER 4, 1997

     As a result of certain transfers of Class A Common Stock by certain Selling Stockholders, the table of Selling Stockholders in the Selling Stockholders section of the Prospectus is hereby supplemented as follows:

                                                                                             NUMBER OF
                                                                                              SHARES
                                                                                           BENEFICIALLY
                                                                                            OWNED AFTER
                                                        NUMBER OF          NUMBER OF          SALE(1)
                                                   SHARES BENEFICIALLY   SHARES OFFERED   ---------------
SELLING STOCKHOLDERS                                    OWNED(1)             HEREBY       NUMBER       %
--------------------                               -------------------   --------------   ------      ---
Richard C. Rochon(2).............................        945,162                  0       945,162      0
Weezor I Investment Limited Partnership..........        870,162            820,062        50,100      0

---------------

(1) As used herein, beneficial ownership means the sole power to vote, or direct the voting of, a security, or the sole or shared power to dispose, or direct the disposition of, a security. Except as otherwise indicated, the Selling Stockholders have (i) sole voting power and investment power with respect to his shares of Class A Common Stock, except to the extent that authority is shared by his spouse under applicable law, and (ii) record and beneficial ownership with respect to his shares of Class A Common Stock.

(2) The total number of shares of Class A common stock beneficially owned by Mr. Rochon consists of (1) 870,162 shares owned by Weezor I Limited Partnership, a Nevada limited partnership controlled by Mr. Rochon, (2) 6,250 shares underlying options, which vested on November 8, 1997, (3) 6,250 shares underlying options, which vested on November 8, 1998, (4) 12,500 shares underlying options, which vested on April 3, 1998, (5) 12,500 shares underlying options, which vest on April 3, 1999 and (6) 37,500 shares underlying options, which vested on January 2, 1999.